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               SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549





                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  October 26, 1998



                   Cogeneration Corporation of America
         (Exact name of registrant as specified in its charter)



    Delaware                 1-9208               59-2076187
 (State or other    (Commission File Number)    (IRS Employer
  jurisdiction                              Identification Number)
of incorporation)


One Carlson Parkway, Suite 240, Minneapolis, Minnesota  55447-4454
(Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code: (612) 745-7900



 (Former name or former address, if changed since last report)


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Item 5.  Other Events.

     On April 30, 1996, NRG Energy, Inc. ("NRG Energy") acquired a 41.86% interest in Cogeneration Corporation of America ("CogenAmerica" or the "Company") pursuant to the Company's bankruptcy plan. When the Company emerged from bankruptcy, four of its seven directors were nominees of NRG Energy. On May 1, 1997, the Company's Board of Directors increased the size of the Board from seven to eight members and elected Robert T. Sherman, Jr. to fill the vacancy. In addition, the Board appointed Mr. Sherman as the Company's President and Chief Executive Officer. As a result, at such time four of the Company's eight directors were executive officers of NRG Energy, with the remaining members of the Board of Directors consisting of Mr. Sherman and three other directors who constituted the Independent Directors Committee.

     On August 3, 1998, NRG Energy received an irrevocable proxy granting it the right for a limited period of time to vote 147,676 shares of the Company's common stock, par value $.01 per share (the "Common Stock"). As a result of its receipt of such proxy, according to its most recent
Schedule 13D filing, NRG Energy now beneficially owns an aggregate of 3,254,288, or 47.6%, of the Common Stock.

    On September 14, 1998, NRG Energy sent a letter to David H. Peterson, the Company's Chairman and NRG Energy's President, Chief Executive Officer and Chairman, requesting that he call a special meeting of the Company's stockholders to consider the removal of Mr. Sherman from the Company's Board of Directors. On such date NRG Energy also filed preliminary solicitation materials with the Securities and Exchange Commission (the "SEC") pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, relating to a proposed solicitation of proxies and consents from the Company's stockholders to remove Mr. Sherman from the Company's Board (the "Proxy Solicitation"). On October 8, 1998, NRG Energy filed definitive solicitation materials with the SEC relating to the Proxy Solicitation. On October 26, 1998, NRG Energy delivered to the Company's registered agent consents of the holders of in excess of 50% of the Company's outstanding Common Stock in favor of Mr. Sherman's removal from the Company's Board of Directors. Although a Bylaw of the Company purports to require that such action, if taken by written consent, be taken only by the consent of the holders of at least 75% of the outstanding shares of Common Stock, NRG Energy has taken the position that such Bylaw is invalid as a matter of state law and that the delivery of the above-referenced consents was sufficient to effect Mr. Sherman's removal from the Board of Directors. No court has ruled on the validity of the referenced Bylaw, and NRG Energy has indicated that it intends to continue with its Proxy Solicitation and to vote such proxies as it then holds in favor of the removal of Mr. Sherman at a special meeting of stockholders which has been called for November 12, 1998.

     At a Board of Directors meeting held on October 27, 1998, the Company's Chairman announced that NRG Energy had delivered the consents required to remove Mr. Sherman from the Board and that Mr. Sherman was therefore no longer a director of the Company. Mr. Sherman and the members of the Independent Directors Committee objected to this position, and their objections were noted for the record by the Company's Chairman. The Chairman then presented for action several items of business, including proposals to (i) appoint as a director of the Company Michael


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O'Sullivan, who is Vice President of NRG Energy's North American division to fill the vacancy created by the removal of Mr. Sherman, (ii) terminate Mr. Sherman's employment agreement with the Company for cause and (iii) elect Julie A. Jorgensen, senior counsel of NRG Energy and a director of the Company, as the Company's interim president and chief executive officer. Each of the foregoing proposals was approved by the affirmative vote of all of the directors of the Company who are also employed by NRG Energy, with the remaining directors present voting against each of the
proposals.   Mr.  Sherman has asserted that the delivery  of  the  above-
referenced consents was not legally sufficient to remove him from office. He has filed suit in the U.S. District Court for the District of Minnesota, which among other things, challenges the validity of the actions taken at the referenced Board meeting and seeks to delay the November 12th shareholders meeting. The Company is not a party to such suit.

     Also on October 27, 1998, NRG Energy entered into a letter agreement (the "Wexford Letter Agreement") with Wexford Management LLC ("Wexford"), a holder of 443,976 shares, or approximately 6.4%, of the outstanding Common Stock. Under the Wexford Letter Agreement, Wexford delivered to NRG Energy a limited consent and proxy to vote the shares of Common Stock held by Wexford in connection with the Proxy Solicitation at the meeting of shareholders and any adjournment thereof, but in no event after November 30, 1998. NRG Energy is obligated under the Letter Agreement to use its best efforts not to oppose the election of any nominee of Wexford as a member of the Board of Directors of the Company, subject to NRG Energy's obligations under the Co-Investment Agreement and the Company's Amended and Restated Certificate of Incorporation and Bylaws. On October 27, 1998, Wexford asked its designee to the Board of Directors, Spyros S. Skouras, Jr., to tender his resignation from the Board.


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                                Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         COGENERATION CORPORATION OF AMERICA



                         By: /s/  Timothy P. Hunstad
                         Name:  Timothy P. Hunstad
                         Title:Vice President and Chief Financial Officer


Date:  November 10, 1998